Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Carol Cabezas
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS FIRST QUARTER EARNINGS OF $0.99,
INCREASES FULL YEAR GUIDANCE AND ANNOUNCES SHARE
REPURCHASE PROGRAM

MIAMI – April 28, 2017 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported US GAAP and Adjusted Earnings per Share of $0.99 for the first quarter.  This is better than expected mainly due to improved revenue and overall bookings for the rest of the year continue to perform as expected.  As a result, full year adjusted earnings guidance is increased to a range of $7.00 to $7.20.

The company also announced today board authorization for a $500 million share repurchase program.

Looking at the year as a whole, the company’s expectations remain largely unchanged from the guidance it provided 3 months ago:
●	Bookings, overall, are not materially different, with strength in Europe offsetting the impact of Korea;
●	Currency and fuel are not materially different;
●	Costs continue to be under control; and
●	First quarter results are the key drivers of the upward guidance revision for the full year.

KEY HIGHLIGHTS

Results for the First Quarter 2017:

>
US GAAP and Adjusted Net Income was $214.7 million or $0.99 per share, versus US GAAP Net Income of $99.1 million or $0.46 per share and Adjusted Net Income of $124.0 million or $0.57 per share in 2016.

>	Net Yields were up 6.0% on a Constant-Currency basis and 5.9% As-Reported.
>	Net Cruise Costs (“NCC”) excluding fuel per APCD decreased 4.4% on a Constant-Currency basis (down 4.9% As-Reported).

Full Year 2017:

>	Overall, the company’s booked position remains at a record level, better than last year on both a rate and volume basis.
>	Adjusted EPS is expected to be in the range of $7.00 to $7.20 per share, up 10¢ from previous guidance.
>	Net Yields are expected to increase 4.5% to 6.0% on a Constant-Currency basis (up 4.0% to 5.5% As-Reported).
>	NCC excluding fuel are expected to be flat to up slightly on a Constant-Currency basis (flat As-Reported).

“Our progress continues on a steady upward path toward our Double-Double goals,” said Richard D. Fain, chairman and CEO. “The year started off with a very positive tone and the tone has only continued to please.  We are looking forward to our fifth consecutive year of double-digit earnings growth.”

SHARE REPURCHASE PROGRAM

The company also announced today that it received board approval to implement a program to repurchase up to $500 million of its common stock.  The plan will include opportunistic open market purchases over the coming periods.

Last week we achieved our financial objective of becoming an Investment Grade company with Moody’s announcement improving the company’s credit rating to Baa3 with a stable outlook.

“We continue to execute on our core financial objectives: improving shareholder returns, being an investment grade credit and moderately growing our business,” said Jason T. Liberty, executive vice president and CFO.  “Over the past five years, we have increased our dividends fivefold, repurchased close to $750 million in common stock to date and have now reached investment grade.  This new repurchase program is another example of our commitment to improve returns for our shareholders.”

FIRST QUARTER RESULTS

US GAAP and Adjusted Net Income for the first quarter of 2017 was $214.7 million, or $0.99 per share, compared to US GAAP Net Income of $99.1 million or $0.46 per share and Adjusted Net Income of $124.0 million, or $0.57 per share, in the first quarter of 2016. Strong close-in demand for the Caribbean drove the majority of the outperformance versus guidance.

Net Yields on a Constant-Currency basis increased 6.0% during the quarter. Constant-Currency NCC excluding fuel decreased 4.4%. Bunker pricing net of hedging for the first quarter was $531 per metric ton and consumption was 334,000 metric tons.

FULL YEAR 2017

The company has updated full year Adjusted EPS guidance to a range of $7.00 to $7.20 from $6.90 to $7.10.

Overall, the year has developed very much along the trajectory the company projected at the beginning of the year.  Bookings started the year on a very strong note and continued to please.  This strong demand for cruises generally has offset the recent headwinds from the disrupted Korean sailings mainly during the second and third quarters.

“First quarter’s results are evidence that demand for cruise has room to grow, especially considering a 7% yield improvement achieved in the first quarter of last year,” said Jason T. Liberty, executive vice president and CFO. “With consumers making the choice to spend more on experiences, our innovative hardware and superb onboard delivery is thriving.”

The company expects a Net Yield increase in the range of 4.5% to 6.0% on a Constant-Currency basis and 4.0% to 5.5% on an As-Reported basis.

Net Cruise Costs excluding fuel are expected to be flat to up slightly on a Constant-Currency basis and flat on an As-Reported basis.

SECOND QUARTER 2017

Constant-Currency Net Yields are expected to increase 10.0% to 10.5% in the second quarter of 2017. Strong demand for European and North American products, the deconsolidation of Pullmantur and new hardware are the key drivers of the expected yield improvement in the quarter.

NCC excluding fuel are expected to be down approximately 2.0% on a Constant-Currency basis.  The absence of new ship launches and fewer drydock expenses are driving a reduction in costs relative to the prior year.

Based on current fuel pricing, interest rates and currency exchange rates, the company expects second quarter Adjusted EPS will be in the range of $1.60 to $1.65 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices, the company has included $177 million and $707 million of fuel expense in its second quarter and full year 2017 guidance, respectively.

Forecasted consumption is 60% hedged via swaps for 2017 and 44%, 35%, 25% and 5% hedged for 2018, 2019, 2020 and 2021, respectively. For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $503, $452, $342, $335 and $348, respectively.

The company provided the following fuel statistics for the second quarter and full year 2017:

FUEL STATISTICS	Second Quarter 2017	Full Year 2017
Fuel Consumption (metric tons)	331,000	1,332,000
Fuel Expenses	$177 million	$707 million
Percent Hedged (fwd consumption)	61%	60%
Impact of 10% change in fuel prices	$7 million	$23 million

In summary, the company provided the following guidance for the second quarter and full year of 2017:

GUIDANCE	As-Reported	Constant-Currency
Second Quarter 2017
Net Yields	Approx. 9.0%	10.0% to 10.5%
Net Cruise Costs per APCD	(1.0%) to (1.5%)	Approx. (1.0%)
Net Cruise Costs per APCD excluding Fuel	Approx. (2.5%)	Approx. (2.0%)

Full Year 2017
Net Yields	4.0% to 5.5%	4.5% to 6.0%
Net Cruise Costs per APCD	Flat to up slightly	Flat to 1.0%
Net Cruise Costs per APCD excluding Fuel	Flat	Flat to up slightly

GUIDANCE	Second Quarter 2017	Full Year 2017
Capacity Decrease	(4.0%)	(1.9%)
Depreciation and Amortization	$230 to $240 million	$935 to $945 million
Interest Expense, net	$65 to $75 million	$268 to $278 million
Adjusted EPS	$1.60 to $1.65	$7.00 to $7.20

GUIDANCE	Second Quarter 2017	Full Year 2017
1% Change in Currency	$3 million	$13 million
1% Change in Net Yield	$17 million	$52 million
1% Change in NCC x fuel	$9 million	$26 million
1% Change in LIBOR	$9 million	$31 million

Exchange rates used in guidance calculations
	Previous – January	Current - April
GBP	$1.25	$1.28
AUD	$0.76	$0.76
CAD	$0.76	$0.74
CNH	$0.15	$0.15
EUR	$1.08	$1.09

LIQUIDITY AND FINANCING ARRANGEMENTS
As of March 31, 2017, liquidity was $1.7 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities.  The company noted that scheduled debt maturities for the remainder of 2017, 2018, 2019, 2020 and 2021 are $1.2 billion, $2.0 billion, $0.8 billion, $1.2 billion and $0.6 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE

Based upon current ship orders, projected capital expenditures for full year 2017, 2018, 2019, 2020 and 2021 are $0.6 billion, $2.6 billion, $1.5 billion, $2.0 billion and $2.3 billion, respectively.  Capacity changes for 2017, 2018, 2019, 2020 and 2021 are expected to be -1.9%, 3.1%, 6.8%, 3.9% and 7.9%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included the net loss related to the elimination of the Pullmantur reporting lag, restructuring charges and other initiative costs related to our Pullmantur right-sizing strategy.

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.  It is inherently difficult to forecast the amount and/or significance of events or transactions that may be included in future US GAAP earnings per share but which management does not believe to be representative of underlying business performance. In the past, these have included discrete items, such as restructuring charges and impairments related to the Pullmantur brand and the assets operated by it.  Given this uncertainty, we are unable to reasonably estimate the related impact of such items to US GAAP earnings per share, the GAAP financial measure most directly comparable to Adjusted EPS, and to reconcile, without unreasonable effort, the Company's forecasted range of Adjusted EPS to a comparable GAAP range.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.  APCDs reported in 2016 do not include the November and December 2015 APCD amounts related to the elimination of the Pullmantur reporting lag.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs Excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

DOUBLE-DOUBLE
Our DOUBLE-DOUBLE Program refers to the multi-year Adjusted EPS and Return on Invested Capital ("ROIC") goals we publicly announced in 2014 and are seeking to achieve during 2017. We designed this corporate program to help us better communicate and motivate our employees about our business goals by articulating longer-term financial objectives. Under the program, we are targeting Adjusted EPS of $6.78 in 2017

(double our 2014 Adjusted EPS of $3.39) and ROIC of 10% in 2017 (compared to ROIC of 5.9% in 2014).

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and Net Cruise Costs (“NCC”) Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. Net Cruise Costs excludes initiative costs related to our Pullmantur right-sizing strategy.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns and operates three global brands: Royal Caribbean International, Celebrity Cruises and Azamara Club Cruises.  We are a 50% joint venture owner of the German brand TUI Cruises, a 49% shareholder in the Spanish brand Pullmantur and a minority shareholder in the Chinese brand SkySea Cruises. Together, these brands operate a combined total of 48 ships with an additional thirteen on order.  They operate diverse itineraries around the world that call on approximately 535 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2017 and beyond and expectations regarding the timing and results of our Double-Double initiative.  Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,”

“should,” “will,” “would,” and similar expressions are intended to help identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain new borrowings in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning the travel industry generally or the cruise industry specifically; concerns over safety, health and security aspects of traveling; unavailability of ports of call; the uncertainties of conducting business internationally and expanding into new markets and new ventures; changes in operating and financing costs; the impact of foreign exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the impact of new or changing regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our recent quarterly report on 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)
	Quarter Ended March 31,
	2017	2016
Passenger ticket revenues	$1,418,223	$1,378,167
Onboard and other revenues	590,337	539,628
Total revenues	2,008,560	1,917,795
Cruise operating expenses:
Commissions, transportation and other	310,248	324,890
Onboard and other	105,994	103,654
Payroll and related	215,735	227,441
Food	121,211	121,510
Fuel	177,414	175,862
Other operating	245,222	288,221
Total cruise operating expenses	1,175,824	1,241,578
Marketing, selling and administrative expenses	317,465	302,326
Depreciation and amortization expenses	235,749	210,764
Operating Income	279,522	163,127
Other income (expense):
Interest income	6,252	2,720
Interest expense, net of interest capitalized	(80,317)	(65,446)
Equity investment income	11,880	21,026
Other expense (including a $21.7 million loss related to the 2016 elimination of the Pullmantur reporting lag)	(2,611)	(22,287)
	(64,796)	(63,987)
Net Income	$214,726	$99,140
Earnings per Share:
Basic	$1.00	$0.46
Diluted	$0.99	$0.46
Weighted-Average Shares Outstanding:
Basic	214,870	216,914
Diluted	215,813	217,869

Comprehensive Income
Net Income	$214,726	$99,140
Other comprehensive income (loss):
Foreign currency translation adjustments	2,342	6,648
Change in defined benefit plans	(641)	(3,512)
Gain on cash flow derivative hedges	22,461	2,737
Total other comprehensive income	24,162	5,873
Comprehensive Income	$238,888	$105,013

STATISTICS
	Quarter Ended March 31,
	2017	2016(1)
Passengers Carried	1,425,533	1,402,922
Passenger Cruise Days	9,959,565	9,658,990
APCD	9,279,410	9,192,563
Occupancy	107.3%	105.1%

(1)Does not include November and December 2015 amounts related to the elimination of the Pullmantur reporting lag

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	March 31,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$109,309	$132,603
Trade and other receivables, net	292,975	291,899
Inventories	108,427	114,087
Prepaid expenses and other assets	245,978	209,716
Total current assets	756,689	748,305
Property and equipment, net	19,860,696	20,161,427
Goodwill	288,470	288,386
Other assets	1,111,402	1,112,206
	$22,017,257	$22,310,324
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,727,970	$1,285,735
Accounts payable	362,992	305,313
Accrued interest	91,372	46,166
Accrued expenses and other liabilities	634,009	692,322
Derivative financial instruments	153,820	146,592
Customer deposits	2,301,579	1,965,473
Total current liabilities	5,271,742	4,441,601
Long-term debt	6,841,403	8,101,701
Other long-term liabilities	637,282	645,610
Commitments and contingencies (Note 6)
Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 235,079,606 and 234,613,486 shares issued, March 31, 2017 and December 31, 2016, respectively)	2,351	2,346
Paid-in capital	3,338,269	3,328,517
Retained earnings	7,971,840	7,860,341
Accumulated other comprehensive loss	(892,322)	(916,484)
Treasury stock (20,019,237 common shares at cost at March 31, 2017 and December 31, 2016)	(1,153,308)	(1,153,308)
Total shareholders’ equity	9,266,830	9,121,412
	$22,017,257	$22,310,324

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
Operating Activities
Net income	$214,726	$99,140
Adjustments:
Depreciation and amortization	235,749	210,764
Net deferred income tax expense	610	827
Gain on derivative instruments not designated as hedges	(13,812)	(14,455)
Share-based compensation expense	17,262	5,765
Equity investment income	(11,880)	(21,026)
Amortization of debt issuance costs	13,256	12,365
Gain on sale of property and equipment	(30,902)	—
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(828)	10,094
Decrease in inventories	5,391	274
Increase in prepaid expenses and other assets	(32,083)	(54,441)
Increase in accounts payable	56,373	68,515
Increase in accrued interest	45,206	42,564
Decrease in accrued expenses and other liabilities	(57,344)	(54,871)
Increase in customer deposits	333,735	178,316
Dividends received from unconsolidated affiliates	27,997	791
Other, net	(6,930)	(6,726)
Net cash provided by operating activities	796,526	477,896
Investing Activities
Purchases of property and equipment	(122,783)	(249,840)
Cash received on settlement of derivative financial instruments	13,812	13,101
Cash received on loans to unconsolidated affiliates	5,011	7,104
Proceeds from the sale of property and equipment	230,000	—
Other, net	(2,440)	(7,111)
Net cash provided by (used in) investing activities	123,600	(236,746)
Financing Activities
Debt proceeds	1,006,000	1,519,000
Debt issuance costs	(10,383)	(22,566)
Repayments of debt	(1,840,402)	(1,382,270)
Purchases of treasury stock	—	(200,040)
Dividends paid	(102,942)	(162,890)
Proceeds from exercise of common stock options	2,100	1,345
Other, net	1,233	659
Net cash used in financing activities	(944,394)	(246,762)
Effect of exchange rate changes on cash	974	1,407
Net decrease in cash and cash equivalents	(23,294)	(4,205)
Cash and cash equivalents at beginning of period	132,603	121,565
Cash and cash equivalents at end of period	$109,309	$117,360
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$24,296	$18,670

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended March 31,
	2017	2017 On a Constant Currency Basis	2016
Passenger ticket revenues	$1,418,223	$1,419,602	$1,378,167
Onboard and other revenues	590,337	590,930	539,628
Total revenues	2,008,560	2,010,532	1,917,795
Less:
Commissions, transportation and other	310,248	311,188	324,890
Onboard and other	105,994	105,717	103,654
Net Revenues	$1,592,318	$1,593,627	$1,489,251

APCD	9,279,410	9,279,410	9,192,563
Gross Yields	$216.45	$216.67	$208.62
Net Yields	$171.60	$171.74	$162.01

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended March 31,
	2017	2017 On a Constant Currency Basis	2016
Total cruise operating expenses	$1,175,824	$1,177,857	$1,241,578
Marketing, selling and administrative expenses(1)	317,465	321,070	302,021
Gross Cruise Costs	1,493,289	1,498,927	1,543,599
Less:
Commissions, transportation and other	310,248	311,188	324,890
Onboard and other	105,994	105,717	103,654
Net Cruise Costs including other initiative costs	1,077,047	1,082,022	1,115,055
Less:
Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	—	—	2,491
Net Cruise Costs	1,077,047	1,082,022	1,112,564
Less:
Fuel(2)	177,414	177,414	175,438
Net Cruise Costs Excluding Fuel	$899,633	$904,608	$937,126

APCD	9,279,410	9,279,410	9,192,563
Gross Cruise Costs per APCD	$160.92	$161.53	$167.92
Net Cruise Costs per APCD	$116.07	$116.60	$121.03
Net Cruise Costs Excluding Fuel per APCD	$96.95	$97.49	$101.94

(1) For 2016, amount does not include restructuring charges of $0.3 million.

(2) For 2016, amount does not include fuel expense of $0.4 million included within other initiative costs associated with the redeployment of Pullmantur’s Empress to the Royal Caribbean International brand.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended March 31,
	2017	2016
Net Income	$214,726	$99,140
Adjusted Net income	214,726	123,956
Net Adjustments to Net Income- Increase	$—	$24,816
Adjustments to Net Income:
Net loss related to the elimination of the Pullmantur reporting lag	$—	$21,656
Restructuring charges	—	305
Other initiative costs	—	2,855
Net Adjustments to Net Income- Increase	$—	$24,816

Earnings per Share - Diluted	$0.99	$0.46
Adjusted Earnings per Share - Diluted	0.99	0.57
Net Adjustments to Net Income- Increase	$—	$0.11

Adjustments to Earnings per Share:
Net loss related to the elimination of the Pullmantur reporting lag	$—	$0.10
Restructuring charges	—	—
Other initiative costs	—	0.01
Net Adjustments to Net Income- Increase	$—	$0.11

Weighted-Average Shares Outstanding - Diluted	215,813	217,869